21 November 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Sir

We have read the statements included under Item 9 in the Form 10-K dated November 21, 2022 of AREM Pacific Corporation (the Company) to be filed with the Securities and Exchange Commission regarding the change of auditors. We agree with such statements insofar as they relate to our firm.

Yours sincerely

/s/ SW Audit

SW Audit (formerly ShineWing Australia)